Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2010 3rd Quarter Earnings Conference Call
Questions and Answers Transcript
at Conclusion of Call
November 4, 2010; 11:00 a.m. CT

Participant 1:	Good morning, guys. I just had a few questions this morning. First, I was wondering if you could provide any update on the Highland mezz that you bought in the venture last quarter, any update there?

Monty Bennett:	Sure. As you will recall, some time ago in a joint venture with Prudential we bought a position in mezz 6 of the Highland portfolio that was purchased by JER. Subsequent to that and about two or three months ago, we bought another piece and that’s a portion of the mezz 4 position. And we did that both in order to realize what we thought would be great returns on that investment and the strategy also to help protect our other investments of mezz 6.

We are currently in discussions with all the parties and continue to remain in discussions with them. I wish I had something to report because I would love to have resolved something sooner on all this, but unfortunately nothing has been resolved. So we continue to have dialog and hope that we can come to some type of arrangement so that nothing becomes contentious among all the parties. But that’s, of course, dependent upon all parties involved. So nothing really new to report their other than that we are still in discussions.

Participant 1:	Okay, and just any idea on timing of disposition of that? Is it this year still, or do you think it floats over into next year?

Monty Bennett:	I just don’t know, I just don’t know. Like I said, it depends upon the other parties. And each party has got different agendas. And banks are involved, and so there’s regulatory issues that I’m not even aware of. So I think from our perspective we’d like it resolved yesterday, just because we like the certainty of it. But unfortunately, we just are dealing with folks that have different timetables, and so I just don’t know.

Participant 1:	Okay. And then just maybe this one is a little bit better for Kimo. Just with the gain for the — I guess for the deed-back of Westin O’Hare, does that force your hand for any sort of dividend payment to avoid paying tax this year? Or does that — is there enough flexibility in your dividend policy right now or that gain does not force a dividend?

David Kimichik:	It does not force a dividend.

Participant 1:	Okay. And just I guess kind of more broadly on the dividend, clearly with the cash flows being pretty strong, you just pointed out third quarter FFO, highest you’ve ever reported, are we getting to the point where you have to start contemplating taxable income or paying just a regular quarter dividend again? Can you just give us kind of what you’re thinking on that?

Monty Bennett:	This is Monty. For this year, it’s not an issue. And the guidance that we gave last December was that, although each quarter we’d decide about the dividend, that we are inclined not to pay a dividend this year. As far as next year goes, as you are aware, it’s a very complicated calculation as to whether one is required to pay it or not. And we are in the process of looking at forecast and going through that. And so we are planning to have — announce a policy in December, as is our custom, about what our intent is for the upcoming year. And we’ll have all that announced as done by then. So unfortunately, I just can’t give you — we just haven’t done all the work necessary in order to give you that answer.

Participant 1:	Okay.

Monty Bennett:	It’s not forcing our hand right now, though.

Participant 1:	Okay. That makes sense. Then just I guess kind of one final question. It’s kind of just on the balance sheet management. If you look at a debt to EBITDA measure, clearly the company looks very highly leveraged still, we would think in excess of 8 times. But cash flows with your lower cost of debt look strong. It looks like the credit facility is going to probably get paid back if you don’t buy or sell anything here, probably sometime in first quarter, just through cash flow. Can you just tell us how you’re thinking about leverage, considering that cash flows are good, but leverage remains high? And as you continue to either sell assets with debt on it and can — and actually build up more of a cash balance, what you plan to do with the cash balance? Do you go out and buy maybe unencumbered hotels and bring your net debt to EBITDA metric down that way? Or how do you go about and address that?

Monty Bennett:	Sure, Our belief as a company on the debt front is different than our peers. We think running a company, a real estate company with 35% debt is harmful to the equity returns of the shareholders. It’s just too low. We’re happier with something closer to a 50% or even 60% debt to cost. So our EBITDA to debt numbers are high, but that’s because we went through the worst recession in history, and that’s why you have a debt level that’s much lower than 100%, in order to make it through those tough times. And so we did, and we seem to have done it so very well.

So taking your question and turning it just a little bit, instead of our focus on reducing debt, our focus is more on reducing risk. And we have some of

— just a few recourse liabilities to the company. The credit facility is one, and the debt on the JW Marriott out in San Francisco is, I believe, our only other recourse obligation. So as you can see from our moves here recently, we are looking to reduce that exposure of recourse. Because, regardless of what your overall debt level is, unless it’s recourse to the company, you can let that group of properties go back to the lenders. And so in real estate, especially, I think it’s not a total debt look that’s important. It’s — is all the debt crossed, is it nonrecourse?

And so, we’ve paid down our revolver substantially, and we’re in the market to sell that JW Marriott, which if we do, then it will pay off that recourse debt. So our inclination now is to reduce the amount of recourse debt, not really the overall amount of debt. Now, as we accumulate cash, there’s a few uses for it. One is to acquire properties. The challenge that we’ve got and our peers have, but they don’t seem to be as focused on it as we are, is that there are some great opportunities to be had out there to buy and to make some nice equity returns on, but the cost of equity is high. And so, you really have to compare how well do you think an asset you’re buying is going to perform against your existing portfolio because you have to go use equity or raise equity in order to go buy it. And that’s a hard call to make.

So as we accumulate cash, what we’ll probably be doing is looking for acquisition opportunities for additional CapEx or some of the other many potential uses that are out there. But not necessarily to pay down any non-recourse debt; we’d rather just keep the cash on our balance sheet.

Participant 1:	Okay. Great. It’s a good answer. Thank you very much.

Participant 2:	Thanks. Hello Monty, hello Kimo. A question on — you guys are nice to give the breakdown toward the end of your note on page 15 of how the margin changes during the quarter. I noticed that the rooms’ margin declined a little bit, and yet you had good RevPAR growth. Can you just comment on that, and maybe what it takes for that number to move up?

Monty Bennett:	What it takes for it to move up is ADR growth instead of occupancy growth. Just about all of our RevPAR increase was in occupancy, and that creates more room expenses. And so it makes it tough to hold those rooms’ margin when it’s occupancy only. And that switches to ADR or just even more a balance of ADR, we expect that to hold a little more firmly or improve.

Participant 2:	Okay, thanks. And on the model — I know you don’t give guidance. Maybe you can give some thoughts on these expense items. I noticed that on the property tax line and the corporate G&A line, it seems like the run rate declined a little bit. I know there’s some seasonal issues. But do you think third quarter numbers are maybe indicative of what we should see in future quarters?

Monty Bennett:	Let me jump on property taxes, and let Kimo talk about corporate G&A. The property taxes are numbers that we book based upon — we accrue based upon what was last year or what the taxing authority has issued us notes on. It’s only when we actually get a property tax abatement and actually are able to reduce our rates do we credit them against that accrual. And so we’ve been giving some reductions in property tax expenses over — in the past few quarters, largely from our appeals that we put in from 2009. This doesn’t show very many 2010 appeals yet.

So what you have in the property tax number is really two numbers. One, kind of the existing ongoing rates; but then some accrual reversals for those two, three, four, five, where we’ve gotten some substantial reductions in the past quarter.

Now, going forward, that ongoing rate will be slightly lower; but then we’ll have some more, hopefully, of these reductions. And unfortunately for you guys that are trying to forecast, it’s hard for us to know if we’re going to get those reductions; and if so, which quarter we’re going to get those reductions. Our hope is that that property tax number will continue to come down, which means we’ll get some more reductions.

David Kimichik:	On the G&A, Will, I think the quarterly number is probably consistent with the year-to-date number on a run rate basis. So I would go ahead and just forecast that out.

Participant 2:	Okay, great. And a final question, I guess big picture for you, Monty. I think you touched a little bit on it. But in terms of locking in rates, I mean big picture view, what is — what — you guys have done a great job, I guess, of predicting in this regard. What do you think is going to happen to rates in the next year? It’s a big question, but you’ve been right in the past.

Monty Bennett:	Well, we think rates will continue to stay very low, outside some type of major market financial crisis. I don’t think we’re through this financial crisis. I think there’s still some danger in the financial markets with the amount of debt that the country is running on, the basing of the dollar and what that does to exchange rates. So the financial markets are dicey and scary, at least to me right now. So outside of what might happen there, I think the Fed is going to keep those rates low. But there’s always a wildcard of some other crazy event in the financial markets which could make rates spike like they did — I think it was in December — October — was it October 2008?

So when we saw that we could lock down those rates, very close to maximizing our maximum potential benefit, well then the risk rewards just shift. We said, well, why not lock it in? I think we gave a — maybe like nine basis points was the most we could have otherwise gotten if rates do indeed stay low, which we think they’re going to be. And in return, we eliminate the risk of some type of financial market crisis again. So for that nine basis points over 2.5 years, we just thought it was a good trade for our investors to go for certainty.

Participant 2:	Okay. Thank you very much.

Participant 3:	Hi, thanks. I wanted to ask you, from the proceeds from your issuing the preferred during the quarter, was there a reason why you couldn’t retire — I guess it’s the series B that are included in your fully diluted share count? It just seems like that would have been more, I guess, accretive to FFO; and also I think there’s a required dividend on those shares. Would that have been an option?

Monty Bennett:	It would have been and it was an option, and we talked about it a lot here internally amongst the management team and ultimately with the Board. And we just thought that reducing our recourse exposure at the time was probably the best way to go, and we thought would have more time to retire that Series B. Since then, our stock has run up — the whole industry has run up more than I would have anticipated. And so — and that’s still on our list, something that we want to do, and maybe a use of that additional cash that was asked about earlier, but it was...

Participant 3:	So you have the right to — I guess to call that, I guess, whatever you want, essentially? Is that how that works, or...?

Monty Bennett:	Well, we — I’m not sure of exactly what our rights are, right here because I, maybe Kimo knows offhand. But we’re in constant dialogue with those folks and...

Participant 3:	Okay.

Monty Bennett:	We do know that there’s always an opportunity to take them out, depending upon what the stock price is and the like, so.

Participant 3:	I wanted to ask you, too — on the JW Marriott in San Francisco, is there a primary reason for selling it, because you want to not have the recourse debt? I mean wouldn’t there be an option to put non-recourse debt on it and to pay off the recourse debt? Or is there — do you just feel like the pricing is so good right now it’s a good time to sell or?

Monty Bennett:	two-fer or is it a three-fer. By selling it, we get rid of that recourse debt that’s on it. By selling it, there’s a substantial amount of equity in the property. We can use those proceeds to turn around and pay off our credit facility line which is recourse debt and perhaps use it towards retirement of security capital, B. And there’s a lot of equity because — in the property, because there’s a lot of people out in San Francisco chasing assets. And we saw a lot of couple of other assets trading for out there for substantial prices. And so we thought we’d take advantage of that and sell it. We see that some of the prices are out there bank on some really strong growth. And so if we can kind of lock-in that expected growth out there today and accomplish these two or three other objectives, then why not?

Participant 3:	Okay. And then, I just — I wanted to make sure I heard correctly. You’re also in the market with the Hilton Rye Town and the Hilton El Conquistador, is that right?

Monty Bennett:	Yes.

Participant 3:	Okay. And then also three — did you say limited-service assets?

Monty Bennett:	Yes.

Participant 3:	Okay. Okay, thank you.

Monty Bennett:	You bet.